FOR IMMEDIATE RELEASE

Contact:    Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504

Fidelity Southern Corporation Announces
Redemption of TARP Funds and 11.0% TRUPS

Atlanta, GA, (September 11, 2013) - Fidelity Southern Corporation (NASDAQ: LION) (“Fidelity”) the Parent Holding Company of Fidelity Bank, announced today the redemption on August 30, 2013, of the $48.2 million in shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program; and the redemption on September 9, 2013, of two series of its trust preferred securities with an aggregate outstanding principal amount of $20.5 million. These redemptions will provide an approximate $5.8 million in after-tax savings to be recognized in 2014 and thereafter.

ABOUT FIDELITY SOUTHERN CORPORATION

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 32 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located in eleven Southern and Mid-Atlantic states. For additional information about Fidelity's products and services, please visit the website at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation's 2012 Annual Report filed on Form 10-K with the Securities and Exchange Commission.

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